EXHIBIT 99.1

Hutchinson Technology Extends Exchange Offer, Tender Offers and Rights Offering

HUTCHINSON, Minn., March 6, 2012 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) (the "Company") today announced that it has extended its previously announced exchange offer, tender offers and rights offering relating to its 3.25% Convertible Subordinated Notes due 2026 ("Outstanding 3.25% Notes") and 8.50% Convertible Senior Notes due 2026 ("Outstanding 8.50% Notes"). The Transactions, as defined below, have been extended because the registration statement under which they are being conducted has not yet been declared effective by the Securities and Exchange Commission (the "SEC"). Except for an extension of the expiration dates described below, all other terms, conditions and provisions of each of the Transactions remain unchanged as of the date hereof.

The offer to exchange (the "Exchange Offer") any and all of the Outstanding 3.25% Notes for a news series of 8.50% Senior Secured Second Lien Notes due 2017 (the "New Notes"), the offer to purchase for cash up to $49,250,000 aggregate principal amount of Outstanding 3.25% Notes (the "Outstanding 3.25% Notes Tender Offer"), and the ability of participants in the Exchange Offer to exercise rights associated with the Outstanding 3.25% Notes to subscribe for units (each, a "Unit") consisting of New Notes and warrants (each, a "Warrant") to purchase shares of the Company's common stock on a cashless basis (the "Rights Offering") were scheduled to expire at 9:00 a.m., New York City time, on March 6, 2012. As extended, the Exchange Offer, Outstanding 3.25% Notes Tender Offer and Rights Offering will now expire at 9:00 a.m., New York City time, on March 16, 2012, unless further extended or terminated by the Company.

The offer to purchase for cash up to $26,666,000 aggregate principal amount of Outstanding 8.50% Notes (the "Outstanding 8.50% Notes Tender Offer" and, together with the Outstanding 3.25% Notes Tender Offer and the Exchange Offer, the "Tender/Exchange Offers" and, collectively with the Rights Offering, the "Transactions") was scheduled to expire at 9:00 a.m., New York City time, on March 15, 2012. As extended, the Outstanding 8.50% Notes Tender Offer will now expire at 9:00 a.m., New York City time, on March 23, 2012, unless further extended or terminated by the Company.

The New Notes and Units may not be issued prior to the time the registration statement under which the Transactions are being conducted becomes effective. The full terms of the Transactions, including descriptions of the New Notes, the Warrants, and the material differences between the New Notes and the Outstanding 3.25% Notes, as well as other information related to the Transactions, are contained in the preliminary prospectus and offer to purchase (the "Prospectus") and the related transmittal documents, each filed as an exhibit to the Schedule TO, as amended, filed by the Company with the SEC on February 24, 2012.

As of 9:00 a.m., New York City time, on March 6, 2012, $43,256,750 aggregate principal amount of Outstanding 3.25% Notes had been tendered for exchange pursuant to the Exchange Offer, $20,831,000 aggregate principal amount of Outstanding 3.25% Notes had been tendered for purchase pursuant to the Outstanding 3.25% Notes Tender Offer, and $52,857,000 aggregate principal amount of Outstanding 8.50% Notes had been tendered for purchase pursuant to the Outstanding 8.50% Notes Tender Offer.

Houlihan Lokey has been retained to act as the dealer manager in connection with the Tender/Exchange Offers. The exchange agent, information agent, and subscription agent for the Transactions is D.F. King & Co. Questions about the terms of the Tender/Exchange Offers may be directed to Houlihan Lokey at its address set forth below. Questions about the terms of the Rights Offering may be directed to the Company at its address set forth below. Other questions regarding the procedures for participating in the Transactions, requests for assistance regarding the process, and requests for additional copies of the Prospectus and related transmittal documents governing the Transactions may be directed to D.F. King & Co. at its address set forth below.

Houlihan Lokey	D.F. King & Co.	Hutchinson Technology
245 Park Avenue	48 Wall Street, 22nd Floor	Investor Relations
New York, NY 10167	New York, NY 10005	40 West Highland Park Drive NE
Call collect: (212) 497-7864	Banks and brokers call: (212) 269-5550	Hutchinson, MN 55350
Attn: Liability Management	All others call toll free: (800) 758-5880	Call toll free: (800) 689-0755

Holders of the Outstanding 3.25% Notes and Outstanding 8.50% Notes should read the Prospectus and related transmittal documents governing the Transactions before making a decision to tender all or any portion of their Outstanding 3.25% Notes and Outstanding 8.50% Notes for purchase or exchange or before electing to participate in the Rights Offering, if applicable. Holders may obtain these documents free of charge from the exchange, information, and subscription agent at the address and telephone numbers listed above or from the SEC's website at www.sec.gov.

Neither the Company, its officers, its board of directors, the exchange agent, the information agent, the subscription agent, nor the dealer manager is making any recommendation as to whether holders of the Outstanding 3.25% Notes or Outstanding 8.50% Notes should tender all or any portion thereof for purchase or exchange or whether, if applicable, such holders should exercise their subscription rights pursuant to the Rights Offering.

This news release does not constitute an offer to sell the New Notes or Units or the solicitation of an offer to exchange or purchase the Outstanding 3.25% Notes or Outstanding 8.50% Notes, nor will there be any sale of the New Notes or Units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Transactions are offered only pursuant to the Prospectus.

About Hutchinson Technology Incorporated

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. Hutchinson Technology's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements. The Company does not undertake to update its forward-looking statements. These statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Risks, uncertainties and other factors that could impact the Transactions include, but are not limited to, those described in detail in the Prospectus under the heading "Risk Factors." This list of factors is not exhaustive, however, and these or other factors, many of which are outside of the Company's control, could have a material adverse effect on the Company and its results of operations. Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on actual results. All forward-looking statements attributable to the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements set forth herein.